Exhibit 10.11

May 23, 2018

Brian Kinion

Re: Amended and Restated Offer Letter

Dear Brian:

This letter amends and restates your offer letter dated October 27, 2017 in its entirety. On behalf of Upwork Inc. (the “Company”), I am pleased to confirm your continued full-time employment in the position of Chief Financial Officer reporting to Stephane Kasriel. You will be based in Mountain View, but will be expected to travel to other locations as required.

The terms of our offer and the benefits currently provided by the Company are as follows:

1. Position. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Effective May 1, 2018, your base salary will be at an annualized rate of $350,000 per year, payable in accordance with the Company’s standard payroll schedule. The base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Bonus. For 2018, you will be eligible to participate in the Company’s 2018 performance bonus plan (the “Bonus Plan”), with a target bonus eligibility of 40% of the regular salary payments you earned during 2018, exclusive of any other earnings, such as bonus, premium, or pay during leave, means it the bonus is effectively pro-rated if you are on a leave of absence. Your bonus eligibility is subject to the terms of the Bonus Plan, which will be provided to you.

4. Benefits. The Company currently has an unlimited time off policy, and you will be eligible to take time off work with pay in accordance with the Company’s time off policies then in effect. You will also be eligible to participate in benefit plans established by the Company for its employees from time to time.

5. Termination of Employment. You will be eligible to receive certain change in control and severance payments and benefits under a Change in Control and Severance Agreement between you and the Company in substantially the form attached to this offer letter as Exhibit A.

6. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations, whether written or oral, that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

7. Confidentiality and Intellectual Property; Arbitration. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Invention Assignment and Confidentiality Agreement by and between you and the Company and the Upwork Inc. Employee Dispute Resolution Agreement by and between you and the Company.

8. Former Employer or Third Party Information. You will not, at any time during your employment with the Company, improperly use, retain or disclose any confidential or proprietary material of any former employer or other third party, whether or not it was created by you, or violate any other obligations, including non-compete provisions, you may have to any former employer or other third party. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.

9. Tax Matters.

a. Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law

b. Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

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10. Entire Agreement. Except to the extent otherwise explicitly provided herein, this letter agreement, and the agreements incorporated herein by reference, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company other than you.

On behalf of the Company,

/s/ Stephane Kasriel
Stephane Kasriel
CEO

I agree to and accept continued employment with Upwork Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at will.

/s/ Brian Kinion
Brian Kinion

5/23/18

Today’s Date

EXHIBIT A

Change in Control and Severance Agreement